EXHIBIT 23




   INDEPENDENT AUDITORS' CONSENT


   Shareholders and Board of Directors
   Johnson Worldwide Associates, Inc.:

   We consent to incorporation by reference in the Registration Statements (No. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073, 33-54899, 33-59325
   and 33-61285) on Form S-8 of Johnson Worldwide Associates, Inc. of our reports dated November 11, 1997, relating to the consolidated balance sheets of Johnson Worldwide Associates, Inc. and subsidiaries as of October 3, 1997 and September 27, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended October 3, 1997, which reports appear or are incorporated by reference in the 1997 Annual Report on Form 10-K of Johnson Worldwide Associates, Inc.


                                                        KPMG Peat Marwick LLP
   Milwaukee, Wisconsin
   December 29, 1997